A special meeting of the fund's shareholders was held on July 27, 2015. The results of votes taken among shareholders on the proposal before them are reported below. Each vote reported represents one dollar of net asset value held on the record date for the meeting.

PROPOSAL 1
To elect a Board of Trustees.A
	# of Votes	% of Votes
Elizabeth S. Acton
Affirmative	5,178,585,053.89	94.430
Withheld	305,483,008.36	5.570
TOTAL	5,484,068,062.25	100.000
John Engler
Affirmative	5,172,763,004.62	94.324
Withheld	311,305,057.63	5.676
TOTAL	5,484,068,062.25	100.000
Albert R. Gamper, Jr.
Affirmative	5,173,862,584.19	94.344
Withheld	310,205,478.06	5.656
TOTAL	5,484,068,062.25	100.000
Robert F. Gartland
Affirmative	5,184,773,063.83	94.543
Withheld	299,294,998.42	5.457
TOTAL	5,484,068,062.25	100.000
Abigail P. Johnson
Affirmative	5,177,571,721.63	94.412
Withheld	306,496,340.62	5.588
TOTAL	5,484,068,062.25	100.000
Arthur E. Johnson
Affirmative	5,175,739,447.49	94.378
Withheld	308,328,614.76	5.622
TOTAL	5,484,068,062.25	100.000
Michael E. Kenneally
Affirmative	5,180,043,014.63	94.457
Withheld	304,025,047.62	5.543
TOTAL	5,484,068,062.25	100.000
James H. Keyes
Affirmative	5,180,170,080.50	94.459
Withheld	303,897,981.75	5.541
TOTAL	5,484,068,062.25	100.000
Marie L. Knowles
Affirmative	5,179,252,528.42	94.442
Withheld	304,815,533.83	5.558
TOTAL	5,484,068,062.25	100.000
Geoffrey A. von Kuhn
Affirmative	5,172,506,875.73	94.319
Withheld	311,561,186.52	5.681
TOTAL	5,484,068,062.25	100.000
A Denotes trust-wide proposal and voting results.